Exhibit 10.6
FOURTH AMENDMENT
THIS FOURTH AMENDMENT (the “Amendment”) is made and entered into as of the 28th day of December, 2005, by and between TX-NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership (“Landlord”), and NOBLE ENERGY, INC., a Delaware corporation (“Tenant”).
RECITALS

A.
Landlord (as successor in interest to EOP-Northborough Tower Limited Partnership) and Tenant are parties to that certain lease dated October 23, 2002 as amended by that certain Commencement letter dated May 11, 2003, that certain First Amendment dated May 14, 2003, that certain Second Amendment dated May 27, 2003, and that certain Third Amendment dated September 27, 2004 (collectively the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 162,142 rentable square feet (the “Original Premises”) described as Suite Nos. 100, 250, 260, 500, 550, 600, 700, 800, 900, 930, 940, 950, 960, 1000, 1010, 1050, 1080, 1100, 1200, 1230, 1250, 1270, 1300 and 1400 on the 1st, 2nd, 5th, 6th, 7th, 8th, 9th, 10th, 11th, 12th, 13th and 14th floors of the building located at 100 Glenborough Drive, City of Houston, County of Harris, State of Texas, commonly known as Northborough Tower (the “Building”).

B.
Tenant has requested that additional space containing approximately 7,770 rentable square feet described as Suite No. 370 on the third (3rd) floor of the Building shown on Exhibit A hereto (the “Fourth Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.
Fourth Expansion and Effective Date. Effective as of January 9, 2006 (the “Fourth Expansion Effective Date”), the Premises, as defined in the Lease, is increased from 162,142 rentable square feet to 169,912 rentable square feet on the 1st, 2nd, 3rd, 5th, 6th, 7th, 8th, 9th, 10th, 11th, 12th, 13th and 14th floors by the addition of the Fourth Expansion Space, and from and after the Fourth Expansion Effective Date, the Original Premises and the Fourth Expansion Space, collectively, shall, for the Fourth Expansion Space Term (as hereinafter defined) be deemed the Premises, as defined in the Lease. The Term for the Fourth Expansion Space (the “Fourth Expansion Space Term”) shall commence on the Fourth Expansion Effective Date and end on July 31, 2010 (the “Fourth Expansion Space Termination Date”). The Fourth Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original

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Premises unless such concessions are expressly provided for herein with respect to the Fourth Expansion Space.

II.
Base Rent. Effective as of the Fourth Expansion Effective Date, in addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Fourth expansion Space as follows:

Months of Term or Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent

January 9, 2006 = July 31, 2010	$20.50	$159,285.00	$13,273.75

III.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

IV.	Tenant’s Pro Rata Share. For the period commencing with the Fourth Expansion Effective Date and ending on the Termination Date, Tenant’s Pro Rata Share for the Fourth Expansion Space is 3.7372%.

V.
Expenses and Taxes. For the period commencing with the Fourth Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Fourth Expansion Space in accordance with the terms of the Lease provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Expansion Space is 2004.

VI.	Improvements to Fourth Expansion Space.

A.
Condition of Fourth Expansion Space. Tenant has inspected the Fourth Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.
Responsibility for Improvements to Fourth Expansion Space. Tenant may perform improvements to the Fourth Expansion Space in accordance with the Work Letter attached to the Lease however Tenant shall not be entitled to any Allowance in connection with such work as more fully described in said Work Letter.

VII.
LEASE CONTINGENCY. The parties hereto acknowledge that the Expansion Space is currently occupied by Health Administration Services, Inc. (“Prior Tenant”) pursuant to a lease dated September 26, 2001, as amended (“Prior Lease”) entered into between Landlord’s predecessor in interest and such Prior Tenant. This Amendment specifically is contingent upon Landlord entering into an agreement with the Prior Tenant to terminate the Prior Lease with respect to the Expansion Space (the “Prior Tenant Termination Agreement”). If Landlord fails to inform Tenant on or before the Contingency Date (as

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defined below) that the Prior Tenant Termination Agreement has been executed, then either party hereto may terminate this Amendment only by providing written notice thereof to the other party on or before the earlier of (i) five (5) business days after the Contingency Date and (ii) execution of the Prior Tenant Termination Agreement by Prior Tenant, whereupon, this Amendment shall be null and void and of no force or effect. The “Contingency Date” shall be deemed to mean the date which is thirty (30) days after the date of execution of this Amendment by Landlord and Tenant.

VIII.
Prior Assignment. The parties hereby acknowledge and agree that they entered into that certain Consent to Assignment and Assumption of the Lease, dated September 16, 2005. However, since the contingency was never satisfied, the assignment was deemed null and void and of legal force and effect.

IX.	Miscellaneous.

A.
This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.
Tenant hereby represents to Landlord that Tenant has dealt with no broker, other than Grubb & Ellis (“Broker”) in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers, other than Broker, claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this

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Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

TX-NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership

By: TX-Northborough GP Limited Partnership, a Delaware limited partnership, its, general partner

By: TX-Northborough Tower, L.L.C., a Delaware limited liability company, its general partner

By: Equity Office Management, L.L.C., a Delaware limited liability company, its non-member

By:

Name:

Title:

TENANT: NOBLE ENERGY, INC., a Delaware corporation By: Name: David L. Stover Title: Senior Vice President

EXHIBIT A
OUTLINE AND LOCATION OF FOURTH EXPANSION SPACE

7770 RSF
AREA OF WORK
ELEVATOR LOBBY
MECHANICAL ROOM
TEL
ELEC.
MEN
UP
DN

EXHIBIT B
WORKLETTER
This Exhibit is attached to and made a part of the Amendment by and between TX- NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership (“Landlord”), and NOBLE ENERGY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 100 Glenborough Drive, City of Houston, County of Harris, State of Texas, commonly known as Northborough Tower (the “Building”).
As used in this Work Letter, the “Premises” shall be deemed to mean the Original Premises and the Expansion Space, as defined in the attached Amendment.

I.	Alterations.

A.
Tenant, following the delivery of the Expansion Space by Landlord and the full and final execution and delivery of the Amendment to which this Exhibit is attached shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in any portion of the Premises unless and until Tenant has complied with all of the terms and conditions of Article IX of the Lease (with the exception of the construction management fee paid to Landlord which Landlord agrees to waive unless such service is provided as described below in paragraph B), including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. If Landlord fails to approve, disapprove or request modifications to Tenant’s final plans for the Initial Alterations or any modifications thereto within 5 business days after Landlord’s receipt of all information needed by Landlord to properly review Such plans or modifications, then such plans or modifications, as applicable, shall be deemed approved by Landlord. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld. Landlord hereby approves of the following contractors: Spaw-Maxwell, Cadence McCone, Constructors and Harvey Construction. So long as Tenant uses one of the aforementioned contractors, Landlord will not require that Tenant or the selected contractor obtain a payment and performance bond for the Initial Alterations. The parties agree that Landlord’s approval of a contractor not mentioned above to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Initial Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

B.
At Tenant’s request, Landlord will provide construction management services for a fee of 5% of the Initial Alterations performed. In such an event, the Landlord shall enter into a direct contract for the Initial Alterations with a general contractor selected by Landlord. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Initial Alterations.

C.
Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, incur any costs in connection with the construction or demolition of any improvements in the Premises.

D.
This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

E.
Notwithstanding anything contained herein to the contrary, Landlord and Tenant hereby agree that the cost of the work, required for ADA compliance, to the restrooms and elevator lobbies of the full floors leased by Tenant (“ADA Work”) shall be borne equally between the two parties. Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord. The ADA Work shall be completed in connection with the Initial Alterations. Landlord and Tenant agree to cooperate with each other in order to enable the ADA Work to be performed in a timely manner and with as little inconvenience to the operation of the Initial Alterations as is reasonably possible.

SEVENTH AMENDMENT
THIS SEVENTH AMENDMENT (the “Amendment”) is made and entered into as of Dec. 19, 2005, by and between TX-NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership (“Landlord”), and HOUSTON TPA, LTD., a Texas limited partnership (“Tenant”).
WITNESSETH

A.
Landlord (as successor-in-interest to EOP Northborough Tower Limited Partnership, an Illinois limited partnership and ZML-Northborough Tower Limited Partnership, an Illinois limited partnership) and Tenant (formerly known as Health Administration Services, Inc., an Ohio corporation and IASI Acquisition D Co.) are parties to that certain lease dated the 2nd day of March, 1990, which lease has been previously amended or assigned by Acceptance of Premises Memorandum dated January 9, 1991, First Amendment to Lease dated March 20, 1991, Second Amendment dated December 27, 1993, Third Amendment dated March 23, 1995, Assignment Agreement dated December 18, 1997 Fourth Amendment dated April 21, 2000, Fifth Amendment dated November 3, 2000, Sixth Amendment dated October 4, 2001 and various consent documents dated December 18, 1997, March 22, 2004, July 14, 2005 and September 16, 2005 (collectively, the “Lease”) currently containing approximately 31,699 square feet of space (the “Premises”) described as Suite Nos. 300, 350, 370, 380, 390 and 450 on the third (3rd) and fourth (4th) floors of the building commonly known as Northborough Tower and the address of which is 100 Glenborough, Houston, Texas (the “Building”); and

B.
Tenant desires to surrender a portion of the Premises to Landlord containing approximately 7770 rentable square feet described as Suite No. 370 on the third (3rd) floor of the Building as shown on Exhibit A hereto (the “Reduction Space”) and that the Lease be appropriately amended, and Landlord is willing to accept such surrender on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Reduction.

1.01
Tenant shall vacate the Reduction Space in accordance with the terms of the Lease on or prior to January 8, 2006, which is the date immediately preceding the Reduction Effective Date (defined in Section 1.02. below) and Tenant shall fully comply with all obligations under the Lease respecting the Reduction Space up to the Reduction Effective Date, including those provisions relating to the condition of the Reduction Space and removal of Tenant’s Property therefrom.

1.02
Effective as of January 9, 2006 (the “Reduction Effective Date”), the Premises is decreased from 31,699 rentable square feet on the third and fourth floors to 23,929 rentable square feet on the third and fourth floors by the elimination of the Reduction Space. As of the Reduction Effective Date, the Reduction Space shall be deemed surrendered by Tenant to Landlord, the Lease shall be deemed terminated with respect to the Reduction Space, and the “Premises”, as defined in the Lease, shall be deemed to mean the Original Premises, less the Reduction Space; provided, if Tenant shall violate any provision hereof or if Tenant’s representations herein shall be false or materially misleading, Landlord shall have the right to declare this Amendment null and void and to reinstate the Lease with respect to the Reduction Space in addition to, and not in lieu of, any other rights or remedies available to Landlord.

1.03
If Tenant shall holdover in the Reduction Space beyond the day immediately preceding the Reduction Effective Date, Tenant shall be liable for Base Rent, Additional Rent and other charges respecting the Reduction Space equal to twice the amount in effect under the Lease prorated on a per diem basis and on a per square foot basis for the Reduction Space. Such holdover amount shall not be in limitation of Tenant’s liability for consequential or other damages arising from Tenant’s holding over nor shall it be deemed permission for Tenant to holdover in the Reduction Space. If Landlord shall install a wall separating the Reduction Space from the balance of the Premises or otherwise incur expense in installing separate utility meters or effecting similar separations, Tenant, upon demand, shall reimburse Landlord’s costs in connection therewith.

2.	Base Monthly Rent. As of the Reduction Effective Date, the schedule of Base Monthly Rent contained in the Lease is deleted, and the following is substituted therefor:

Months of Term or Period	Annual Rate Per Square Foot	Base Monthly Rent

Reduction Effective Date – July 31, 2010	$20.50	$40,878.71

All such Base Monthly Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.
Prior Assignment. The parties hereby acknowledge and agree that they entered into that certain Consent to Assignment and Assumption of the Lease, dated September 16, 2005. However, since the contingency was never satisfied, the assignment was deemed null and void and of legal force and effect.

4.
Tenant’s Pro Rata Share. For the period commencing on the Reduction Effective Date and ending on the Termination Date, Tenant’s Pro Rata Share is decreased to be 11.5094%. Notwithstanding anything in this Amendment to the contrary, Tenant shall remain liable for all year-end adjustments with respect to Tenant’s Pro-Rata Share of Expenses and Taxes applicable to the Reduction Space for that portion of the calendar year preceding the Reduction Effective Date. Such adjustments shall be paid at the time, in the manner and otherwise in accordance with the terms of the Lease, unless otherwise specified herein.

5.
Representations. Each party represents to the other that it has full power and authority to execute this Amendment. Tenant represents that it has not made any assignment, sublease, transfer, conveyance of the Lease or any interest therein or in the Reduction Space other than those explicitly recited herein and further represents that there is not and will not hereafter be any claim, demand, obligation, liability, action or cause of action by any other party respecting, relating to or arising out of the Reduction Space, and Tenant agrees to indemnity and hold harmless Landlord and the Landlord Related Parties (as defined in the “Miscellaneous” Section below) from all liabilities, expenses, claims, demands, judgments, damages or costs arising from any of the same, including without limitation, attorneys’ fees. Tenant acknowledges that Landlord will be relying on this Amendment in entering into leases for the Reduction Space with other parties.

6.
Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

6.01
PARKING. E effective as of the Reduction Effective Date, Exhibit C, to the Fifth Amendment is hereby amended and modified to delete the following phrase “a total of 121 unreserved spaces and 22 reserved spaces” and insert the following in lieu thereof: “a total of 93 unreserved spaces and 16 reserved spaces”.

6.02	Exhibit D, “Renewal Option” and Exhibit E, “Right of First Offer” are hereby deleted in their entirety and are of no further force and effect.

7.	Miscellaneous.

7.01
This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

7.02	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.03	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

7.04
Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.05
The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.06
Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

7.07	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

TX-NORTHBOROUGH TOWER LIMITED PARTNERSHIP, an Illinois limited partnership

By: TX-Northborough GP Limited Partnership, a Delaware limited partnership, its, general partner

By: TX-Northborough Tower, L.L.C., a Delaware limited liability company, its general partner

By: Equity Office Management, L.L.C., a Delaware limited liability company, its non- member manager

By:

Name:

Title:

Executed on: December 28, 2005

TENANT: NOBLE ENERGY, INC., a Delaware corporation By: Name: Donald T. Benson Title: President & CEO

AREA OF WORK
7770 RSF
ELEVATOR LOBBY
MECHANICAL ROOM
ELEC.
TEL.
UP
DN

EAST\73352999.1     4